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                  GOLDEN STATE BANCORP INC. AND SUBSIDIARIES              EXHIBIT 99F

                 NON-PERFORMING ASSETS AND RESTRUCTURED LOANS
                            (dollars in thousands)
                                  (unaudited)



                                     Dec. 31    Sept. 30  June 30    Mar. 31   Dec. 31
                                      1997        1997     1997       1997      1996
                                     --------   --------  --------   -------  --------
Balances:
  Non-accrual loans                  $103,690   $129,911  $140,295  $153,402  $152,100
  Real estate owned and other assets   48,451     60,338    64,663    71,371    72,634
                                     --------   -------- ---------  --------  --------
  Total non-performing assets        $152,141   $190,249  $204,958  $224,773  $224,734
                                     ========   ========  ========  ========  ========

  Restructured loans                 $ 20,262   $ 33,251  $ 31,064  $ 31,342  $ 30,712
                                     ========   ========  ========  ========  ========

Percent of total assets:
  Non-accrual loans                     0.65%      0.79%     0.86%     1.00%     1.01%
  Real estate owned and other assets    0.30%      0.37%     0.40%     0.46%     0.48%
                                     --------   --------  --------  --------  --------
  Total non-performing assets           0.95%      1.16%     1.26%     1.46%     1.49%
                                     ========   ========  ========  ========  ========

  Restructured loans                     0.13%      0.20%     0.19%    0.20%     0.20%
                                     ========== ========= ========= ========= =========









































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